PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS STRONG FIRST HALF OF 2012

VISALIA, California, July 27, 2012 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced second quarter 2012 net income of $892 thousand, or $0.32 per diluted common share. This compared to earnings of $859 thousand, or $0.27 per diluted common share, for the second quarter of 2011. For the six months ended June 30, 2012, the Company reported net income of $1.8 million, or $0.59 per diluted common share, compared to earnings of $1.5 million, or $0.46 per diluted common share, for the six months ended June 30, 2011. Annualized return on average assets and average equity for the six months ended June 30, 2012 was 1.00% and 9.00%, respectively, compared to 0.87% and 7.57% for the six months ended June 30, 2011.

Allan W. Stone, President and Chief Executive Officer, remarked, “While we remain fully cognizant of the challenges facing the economy and our industry, we are pleased to announce a very successful first half of 2012. First and foremost, our bottom line earnings continue to reflect our strong core financial strength and favorable credit risk profile. We also take satisfaction in noting our repurchase of our U.S. Treasury preferred stock and the payment of our first cash dividend to our common shareholders.” He added, “Our team of banking professionals is striving for success on several fronts including aggressively pursuing new business customers, modernizing our operations through technology, and implementing the measures needed to succeed in the new regulatory environment.”

Asset Quality

Non-performing loans as a percentage of total loans decreased from 3.73% at June 30, 2011 to 2.51% at December 31, 2011 to 1.96% at June 30, 2012. Non-performing assets as a percentage of total assets decreased from 2.63% at June 30, 2011 to 1.85% at December 31, 2011 to 1.68% at June 30, 2012.

Nonperforming assets consist of nonperforming loans and other real estate owned. At June 30, 2012 and December 31, 2011 nonperforming assets totaled $5.8 million and $8.9 million, respectively. Nonperforming assets at June 30, 2012 were comprised of twelve nonaccrual loans spread among nine customer relationships with an aggregate balance of $4.3 million and $1.5 million of other real estate owned. Nonperforming assets at December 31, 2011 were comprised of eleven nonaccrual loans spread among eight customer relationships with an aggregate balance of $5.6 million and $1.1 million of other real estate owned.

Impaired loans totaled $10.5 million and $10.8 million at June 30, 2012 and December 31, 2011, respectively. At June 30, 2012 and December 31, 2011, impaired loans were comprised of the nonaccrual loans included in nonperforming assets and certain performing loans that are not expected to continue to perform in accordance with the original loan agreement.

The Company’s allowance for loan and lease losses (ALLL) decreased from $5.5 million at December 31, 2011 to $5.3 million at June 30, 2012 due to net charge-offs of $193 thousand during the six month period ended June 30, 2012. The Company did not book a loan loss provision during the six months ended June 30, 2012 compared to $225 thousand during the same period in 2011. The ALLL represented 2.35% of total loans at June 30, 2012 compared to 2.38% at December 31, 2011 and 2.94% at June 30, 2011. The portion of the ALLL relating to specific impaired loans was $818 thousand at June 30, 2012 and $528 thousand at December 31, 2011.

Loans, Investment Securities, Deposits and Borrowings

Net loans were $219.5 million at June 30, 2012 a decrease of $5.0 million or 2% from the $224.5 million at December 31, 2011. The decrease occurred primarily in real estate mortgage and commercial loans and was attributable primarily to strong competition for creditworthy loan customers. Average gross loans were $222.8 million for the six months ended June 30, 2012 and $234.1 million for the six months ended June 30, 2011, a decrease of $11.3 million or 5%.

Available-for-sale investment securities increased to $57.1 million at June 30, 2012 compared to $56.7 million at December 31, 2011 due to purchases made to replace normal cash flows from the investment portfolio.

Total deposits decreased by $13.1 million or 4%, from $315.9 million at December 31, 2011 to $302.8 million at June 30, 2012. The decrease primarily reflected the drawdown of a significant deposit that was received just before year end 2011. Average total deposits were $303.5 million for the six months ended June 30, 2012 compared to $296.9 million in average total deposits for the six months ended June 30, 2011, an increase of $6.6 million or 2%. Average deposits increased despite the absence of brokered deposits in the 2012 period compared to $9.1 million in the 2011 period. This was attributable to the Company’s successful efforts to attract core deposits in its local market.

The Company had no Federal Home Loan Bank (FHLB) term borrowings at June 30, 2012 compared to $1.0 million in FHLB term borrowings at December 31, 2011. FHLB borrowings decreased in 2011 due to scheduled maturities. There were no FHLB short term borrowings at either date.

Net Interest Income and Net Interest Margin

For the quarters ended June 30, 2012 and 2011, net interest income before provision for loan losses remained constant at $3.4 million. Net interest income before provision for loan losses totaled $6.8 million for the six months ended June 30, 2012 compared to $6.9 million earned during the same period of 2011.

Net interest margin was 4.53% and 4.46% for the six-month periods ended June 30, 2012 and 2011, respectively, an increase of 7 basis points (bps). The improvement was attributable to a 24 bps decrease in the average rate paid on deposits which was .52% and .76% for the six months ended June 30, 2012 and 2011, respectively. The lower cost of deposits was primarily due to a reduction in the average balances of time deposits and brokered deposits, which decreased to $194.7 million at June 30, 2012 compared to $206.0 million at June 30, 2011.

Non-Interest Income

For the quarter ended June 30, 2012, non-interest income totaled $461 thousand, an increase of $127 thousand or 38% from the $334 thousand recorded during the second quarter of 2011. For the six months ended June 30, 2012, non-interest income totaled $820 thousand, an increase of $160 thousand or 24% over the $660 thousand received in the same period of 2011. Increased gains on sale of investment securities and increased income from cash surrender value of life insurance policies contributed to the increase in non-interest income during the 2012 periods.

Non-Interest Expense

For the quarters ended June 30, 2012 and 2011, non-interest expense remained constant at $2.5 million. Salaries and employee benefits increased by $119 thousand or 9% due to normal payroll adjustments and increased stock-related compensation. This was offset primarily by a $43 thousand or 30% decrease in FDIC insurance expense which reflected the implementation of revised methodology for calculating insurance premiums.

For the first six months of 2012 and 2011, non-interest expense remained constant at $5.1 million. Salaries and employee benefits increased by $254 thousand or 9% in the first half of 2012 due to normal payroll adjustments and increased stock-related compensation. These increases were offset by a $182 thousand or 58% decrease in FDIC insurance cost, and a $32 thousand or 5% decrease in occupancy and equipment expense.

Shareholders’ Equity

Book value per common share increased to $12.97 at June 30, 2012 from $12.50 at December 31, 2011 due to earnings of $1.8 million. During the first quarter of 2012, the Company repurchased $8.1 million of preferred stock that had been issued under the United States Treasury’s Capital Purchase Program in 2009. Accordingly, total shareholder’s equity was $36.1 million at June 30, 2012, a change of $6.4 million or 15%, from the $42.5 million at December 31, 2011. Valley Commerce Bancorp’s Total Risk-Based Capital Ratio decreased to 16.5% at June 30, 2012 compared to 18.9% at December 31, 2011. In June 2012, the Company paid its first quarterly cash dividend in the amount of $0.04 per share.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in thousands) (Unaudited)	As of June 30,		As of December 31,
	2012	2011	2011	2010
Assets
Cash and Due from Banks	$44,630	$24,426	$60,421	$32,668
Available-for-Sale Investment Securities	57,149	59,396	56,705	50,823
Loans (net)	219,516	232,033	224,532	234,304
Bank Premises and Equipment (net)	8,037	8,331	8,168	8,511
Cash Surrender Value of Bank-Owned Life Insurance	7,847	6,760	7,693	6,627
Other real estate owned	1,505	—	1,141	—
Other Assets	7,052	8,145	7,860	8,488
TOTAL ASSETS	$345,736	$339,091	$366,520	$341,421

Liabilities & Equity
Non-Interest Bearing Deposits	$106,042	$91,154	$128,453	$91,203
Interest Bearing Deposits	127,366	117,675	116,373	119,446
Time Deposits	69,350	81,125	71,051	83,629
Total Deposits	302,758	289,954	315,877	294,278
Long-Term Debt	—	2,357	1,000	2,562
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	3,780	3,029	4,045	2,738
Total Liabilities	309,631	298,433	324,015	302,671
Shareholders’ Equity	36,105	40,658	42,505	38,750
TOTAL LIABILITIES & EQUITY	$345,736	$339,091	$366,520	$341,421

Condensed Consolidated Statement of Income (in thousands except share data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest Income	$3,666	$3,869	$7,400	$7,762
Interest Expense	279	442	562	899
NET INTEREST INCOME	3,387	3,427	6,838	6,863
Provision for Loan Losses	—	—	—	225
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,387	3,427	6,838	6,638
Non-interest Income	461	334	820	660
Non-interest Expense	2,530	2,485	5,060	5,060
INCOME BEFORE INCOME TAXES	1,318	1,276	2,598	2,238
Income Taxes	426	417	847	754
NET INCOME	$892	$859	$1,751	$1,484
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$—	$106	$93	$207
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$892	$753	$1,658	$1,277
EARNINGS PER COMMON SHARE – BASIC	$0.32	$0.27	$0.60	$0.46
EARNINGS PER COMMON SHARE – DILUTED	$0.32	$0.27	$0.59	$0.46
COMMON SHARES OUTSTANDING – END OF PERIOD	2,784,593	2,762,723	2,784,593	2,762,723

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except share and per share data)
(Unaudited)

	June 30,		December 31,
	2012	2011	2011*

CREDIT QUALITY DATA
Allowance for loan and lease losses	$5,276	$7,032	$5,469
Allowance for loan and lease losses as a percentage of total loans	2.35%	2.94%	2.38%
Nonperforming loans	$4,302	$8,912	$5,646
Nonperforming assets	$5,807	$8,912	$6,787
Nonperforming loans as a percentage of total loans	1.96%	3.73%	2.51%
Nonperforming assets as a percentage of total assets	1.68%	2.63%	1.85%

SHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.32	$0.27
Diluted earnings per common share for the quarter	$0.32	$0.27
Quarterly weighted average common shares outstanding	2,784,593	2,762,723
Quarterly weighted average diluted common shares outstanding	2,793,799	2,774,847
Basic earnings per common share, year-to-date	$0.60	$0.46	$0.97
Diluted earnings per common share, year-to-date	$0.59	$0.46	$0.97
Year-to-date weighted average common shares outstanding	2,784,593	2,762,469	2,768,114
Year-to-date weighted average diluted common shares outstanding	2,789,570	2,771,802	2,773,519
Book value per common share	$12.97	$11.93	$12.50
Total common shares outstanding	2,784,593	2,762,723	2,784,593

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	9.97%	8.62%
Annualized return on average assets	1.03%	1.00%
Net interest margin	4.56%	4.30%
Efficiency ratio	65.74%	67.27%

ANNUALIZED KEY FINANCIAL RATIOS
Return on average equity	9.00%	7.57%	7.63%
Return on average assets	1.00%	0.87%	0.90%
Net interest margin	4.53%	4.46%	4.55%
Efficiency ratio	66.07%	67.27%	66.01%
Loan to deposit ratio	72.51%	82.6%	71.08%
Total Risk-Based Capital Ratio at period end	16.5%	17.8%	18.9%
*As of or for the year ended December 31, 2011